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                      SAFECO CORPORATION COMPLETES ACQUISITION OF
                         AMERICAN STATES FINANCIAL CORPORATION


     SEATTLE -- (October 1, 1997) -- SAFECO Corporation (NASDAQ: SAFC) announced today that it has completed the acquisition of American States Financial Corporation for $47 per share, or $2.8 billion.

     "We are very excited to finalize this acquisition and begin the next stage of combining the two companies," said Roger Eigsti, chairman and chief executive officer of SAFECO. "Together, SAFECO and American States can provide independent agents with a broad and comprehensive package of products and services that meet our customers' diverse insurance and investment needs."

     Founded in 1923 as the General Insurance Company of America, SAFECO today is one of the largest diversified financial corporations in the country with more than $27 billion in combined assets as of June 30, 1997, and combined 1996 revenues of $6 billion. Property and casualty insurance was SAFECO's original business and remains its largest operation. With the acquisition of American States, SAFECO ranks as the 15th largest property and casualty insurer in the country.

     In addition, SAFECO engages in life and health insurance and surety, and conducts commercial credit, asset management, insurance agency and financial services distribution operations, and real estate investment and management.

     SAFECO is headquartered in Seattle, with major operations in Washington, Indiana, Missouri, Oregon, Texas, California, Colorado, Ohio, Illinois, Georgia, Kansas, New Mexico, Wisconsin and Connecticut. The corporation employs more than 11,000 people and is represented by more than 8,000 independent agents nationwide.